EXHIBIT 21

LIST OF SUBSIDIARIES OF

HORIZON TECHNOLOGY FINANCE CORPORATION

AS OF 12/31/2022

Compass Horizon Funding Company LLC — Delaware Limited Liability Company

Horizon Credit II LLC — Delaware Limited Liability Company

Horizon Funding 2019-1 LLC — Delaware Limited Liability Company

Horizon Funding Trust 2019-1 – Delaware Trust

Horizon Secured Loan Fund I LLC – Delaware Limited Liability Company

Horizon Funding I, LLC – Delaware Limited Liability Company

HESP LLC – Delaware Limited Liability Company

Horizon Funding 2022-1 LLC — Delaware Limited Liability Company

Horizon Funding Trust 2022-1 – Delaware Trust